April 18, 2008

Xfone, Inc.
2506 Lakeland Drive, Suite 100
Flowood, MS 39232, USA

Re: Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel for Xfone, Inc., a Nevada corporation, (the "Company") in connection with the registration of up to 5,906,020 shares of the Company’s common stock, $.001 par value per share (the “Shares”), with an aggregate maximum offering price of $19,430,805.80, described in the prospectus of the Company dated April 18, 2008 (the "Prospectus"), contained in the Company's Registration Statement on Form S-1 (the “Registration Statement”) (Registration No. _______________), to be sold by selling stockholders named therein (the “Selling Stockholders”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of Nevada, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada; and (d) The Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Stockholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, with a par value of $.001 per share, of which there were 18,438,925 shares outstanding shares as of April 15, 2008. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

I hereby consent to the firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned ”Legal Representation.” In giving this consent, I do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very truly yours,

By:	/s/ Gersten Savage LLP
Gersten Savage LLP